Exhibit (c)(3)

— Confidential — December 14, 2021 Presentation to the Special Committee Project RETURN

1 — Confidential — Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the management and Special Committee of RETURN, Inc.(“RETURN”) in connection with its evaluation of a proposed transaction involving RETURN and for no other purpose. The information contained herein is based upon information supplied by or on behalf of RETURN and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by RETURN. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RETURN or any other entity, or concerning the solvency or fair value of RETURN or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of RETURN as to the future financial performance of RETURN, and at your direction Centerview has relied upon such forecasts, as provided by RETURN’s management, with respect to RETURN. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of RETURN. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the management and Special Committee of RETURN (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of RETURN or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

2 — Confidential — Situation Update .. Following the Special Committee meeting on November 23, Management and Centerview have advanced several key workstreams with regards to the non-binding indication of interest from COPY, including: – Centerview communicated to COPY that the $23 per share offer is insufficient to transact – COPY requested business unit calls with RETURN from 3-6pm ET on Thursday, December 16 with the following attendees: • U.S. Windows: Art Steinhafel and Jim Keppler • U.S. Siding: John Buckley and Jim Keppler • Canada: Philip Langlois • Commercial: Matt Ackley and Jim Keppler – Management provided Centerview with a single operating case (referred to herein as the “Management Case”) to serve as the basis for analyses as the process progresses – Centerview’s financial analysis has been updated to reflect the Management Case .. Today’s presentation materials include an overview of COPY’s most recent proposal, a RETURN shareholder basis analysis and Centerview’s updated financial analysis

3 — Confidential — Table of Contents Section 1 ..................................................................................... Review of RETURN Management Plan Section 2 ........................................................................................ Recap of COPY’s 11/22/21 Proposal Section 3 .......................................................... Centerview’s Updated Preliminary Financial Analysis Appendix .............................................................................................................. Supplementary Materials

— Confidential — Review of RETURN Management Plan 1

5 — Confidential — 12.5% 1.5% --% 0.5% 1.5% 16.0% 1.5% --% 0.5% 1.5% 22.1% 1.5% 1.5% --% 0.5% 11.4% 1.5% 1.5% --% 0.5% 2022E 2023E 2024E 2025E 2026E $60 $78 $62 $123 $115 $9 $18 $11 $30 $28 2022E 2023E 2024E 2025E 2026E Overview of RETURN Management Case Source: Management projections provided on December 3, 2021. Note: Dollars in millions. Growth Rates by Market Price Growth by Segment Strategic Sales ($mm) Net Manufacturing Efficiencies ($mm) .. Assumes market decline for residential and commercial construction in 2024E and 2025E, respectively .. 2022E price actions already in place .. 2023E – 2026E net price inflation consistent with historical levels .. Strategic sales initiatives currently underway include windows retail, Everplank, components residential roof, patio doors and fence and rail .. RETURN Production System rolling out in second half of 2021 and 2022 .. Manufacturing inefficiencies of $100mm+ in 2021 expected to be recovered 3.5% 1.5% (6.0%) 1.0% 1.0% 2.4% 2.6% 1.0% 2.0% 2.0% 4.5% 3.0% 1.0% (6.0%) 2.0% 2022E 2023E 2024E 2025E 2026E Residential SFHS Non-Residential Residential R&R U.S. Windows Buildings U.S. Siding Components Net Sales EBITDA % Margin 15% 22% 18% 25% 24% $40 $77 $67 $75 $78 2022E 2023E 2024E 2025E 2026E

6 — Confidential — Summary of RETURN Management Case Source: Management projections provided on December 3, 2021. Note: Dollars in millions (1) Includes stock-based compensation as an expense. (2) Includes a $75mm payment from a settlement agreement filed on August 25, 2021 between parties to a class action complaint filed on November 14, 2018. The settlement remains subject to court approval. RETURN’s counsel believes that the likelihood of approval of the settlement is over 95%. Net Sales Adjusted EBITDA Unlevered Free Cash Flow(1) % Growth (5%) 22% 14% 5% 0% 1% 5% $4,693 $4,457 $5,458 $6,235 $6,562 $6,572 $6,660 $6,972 2019A 2020A 2021E 2022E 2023E 2024E 2025E 2026E % Growth 6% 22% 15% 12% 3% 5% 9% % Margin 11% 12% 12% 12% 13% 14% 14% 15% $523 $555 $675 $775 $872 $898 $940 $1,027 2019A 2020A 2021E 2022E 2023E 2024E 2025E 2026E % Growth 97% (42%) 70% 29% 7% 1% 4% % Margin 5% 10% 5% 7% 8% 9% 9% 9% $221 $434 $251 $427 $549 $587 $590 $612 2019A 2020A 2021E 2022E 2023E 2024E 2025E 2026E ‘21E-‘23E CAGR: 10% ‘21E-‘26E CAGR: 5% ‘21E-‘23E CAGR: 14% ‘21E-‘26E CAGR: 9% ‘21E-‘23E CAGR: 48% ‘21E-‘26E CAGR: 19% (2)

7 — Confidential — $427 $548 $585 $638 $705 $473 $634 $723 $834 $957 $251 $414 $503 $529 $547 $572 $427 $549 $587 $590 $612 $100 $300 $500 $700 $900 $1,100 2021E 2022E 2023E 2024E 2025E 2026E $6,235 $6,601 $6,947 $7,318 $7,767 $6,349 $6,865 $7,408 $7,981 $8,702 $5,458 $6,061 $6,290 $6,346 $6,443 $6,749 $6,235 $6,562 $6,572 $6,660 $6,972 $5,000 $5,500 $6,000 $6,500 $7,000 $7,500 $8,000 $8,500 $9,000 2021E 2022E 2023E 2024E 2025E 2026E % Growth % Margin Case 2021E 2022E 2023E 2024E 2025E 2026E Upside 22% 16% 8% 8% 8% 9% Base 22% 14% 6% 5% 5% 6% Management 22% 14% 5% 0% 1% 5% Downside 22% 11% 4% 1% 2% 5% $775 $880 $981 $1,090 $1,216 $861 $1,035 $1,218 $1,410 $1,628 $675 $692 $755 $798 $853 $943 $775 $872 $898 $940 $1,027 $500 $700 $900 $1,100 $1,300 $1,500 $1,700 2021E 2022E 2023E 2024E 2025E 2026E Comparison of RETURN Management Case vs. Prior Cases Net Sales Adj. EBITDA Unlevered Free Cash Flow(1)(2) Source: Management projections provided on December 3, 2021. Note: Dollars in millions. (1) Includes stock-based compensation as an expense. (2) Includes a $75mm payment from a settlement agreement filed on August 25, 2021 between parties to a class action complaint filed on November 14, 2018. The settlement remains subject to court approval. RETURN’s counsel believes that the likelihood of approval of the settlement is over 95%. Base Case (2022 Trends Continue) Upside Case (Accelerated Growth) Downside Case (Includes Recession) Management Case % Margin % Margin Case 2021E 2022E 2023E 2024E 2025E 2026E Upside 12% 14% 15% 16% 18% 19% Base 12% 12% 13% 14% 15% 16% Management 12% 12% 13% 14% 14% 15% Downside 12% 11% 12% 13% 13% 14% % Margin Case 2021E 2022E 2023E 2024E 2025E 2026E Upside 5% 7% 9% 10% 10% 11% Base 5% 7% 8% 8% 9% 9% Management 5% 7% 8% 9% 9% 9% Downside 5% 7% 8% 8% 8% 8%

— Confidential — Recap of COPY’s 11/22/21 Proposal 2

— Confidential —

Updated Value Communicated by COPY on November 22, 2021

Overview

	Overview
Price per Share	▪ $23.00 per share, after communicating consideration of an initial offer of $22.00 on November 12 – Implies an increase of 4.5%
Implied Premia	▪ 50.7% to current share price of $15.26 ▪ 42.2% to 30-day VWAP of $16.18 ▪ 46.2% to 90-day VWAP of $15.73 ▪ 75.3% to 1-year VWAP of $13.12 ▪ 17.9% to 52-week high of $19.50[1]
Implied Valuation	***Reflects Management Case:*** ▪ 7.9x 2021E EBITDA ▪ 6.9x 2022E EBITDA
Consideration and Financing	▪ 100% cash consideration ▪ Financing discussions with Goldman Sachs and RBC reconfirmed COPY's belief that 6x+ debt leverage was feasible for this transaction ▪ Indebtedness would be incurred by a Holdco above the RETURN credit group following the merger – RETURN's outstanding debt would stay in place

Summary Financials

			Current	COPY Proposal
Implied Valuation				
Share Price			$15.26	$23.00
% Premium to Current			–	*50.7%*
Diluted Shares Outstanding[2]			127.5	128.2
Equity Value			**$1,946**	**$2,948**
Less: Cash[2]			(677)	(677)
Plus: Debt[2]			3,087	3,087
Enterprise Value			**$4,356**	**$5,358**
Implied Multiples				
	Multiple:	***Metric:***		
EV / EBITDA (Consensus)	2021E	$690	6.3x	7.8x
	2022E	748	5.8x	7.2x
EV / EBITDA (Management)	2021E	$675	6.5x	7.9x
	2022E	775	5.6x	6.9x

Source: Management projections provided on December 3, 2021. Company filings and FactSet as of December 13, 2021.
Note: Dollars in millions, except per share amounts.
(1) Reflects closing share price trading levels.
(2) RETURN balance sheet and share count reflect the company's latest filings.

CENTERVIEW PARTNERS 9

10 — Confidential — $0 $5 $10 $15 $20 $25 Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 RETURN’s Historical Share Price Performance Source: FactSet and Wall Street research as of December 13, 2021. Note: M&A annotations only include transactions with a deal size greater than $100mm. (1) Reflects closing share price trading levels. $15.70 $15.26 (3%) Jul. 17, 2018: NCI and Ply Gem announced merger Nov. 16, 2018: NCI and Ply Gem merger closed Jan. 17, 2019: Announced acquisition of Environmental Stoneworks Jul. 27, 2021: Announced divestiture of DBCI business Aug. 2, 2021: Announced acquisition of Cascade Windows Aug. 4, 2021: Announced CEO retirement and transition plan Aug. 9, 2021: Completed divestiture of IMP business RETURN’s Share Price Performance (Last 5 Years) Aug. 28, 2018: Ply Gem announced acquisition of Silver Line Division from Andersen Corporation Jun. 7, 2021: Announced divestiture of IMP business Nov. 9, 2021: Announced Q3’21 Earnings Implied Premia COPY Proposal Share Price $23.00 vs. Current ($15.26) 50.7% vs. 30-Day VWAP ($16.18) 42.2% vs. 90-Day VWAP ($15.73) 46.2% vs. 1-Year VWAP ($13.12) 75.3% vs. 52-Week High ($19.50) 17.9% vs. 52-Week Low ($9.10) 152.7% (1) (1) COPY Offer: $23.00 Feb. 19, 2020: Pre-COVID trading

11 — Confidential — Limited Trading Float Potentially Weighing on Valuation Source: Company filings and FactSet as of December 13, 2021. Float as a % of Basic Shares Outstanding 99% 98% 98% 96% 80% 42% OC AMWD DOOR PGTI JELD CNR ADTV as % of BSO: Top Shareholder: Top 10 Shareholders: 0.80% 0.56% 0.52% 0.38% 0.55% 0.48% 9.7% 15.0% 9.7% 14.2% 15.8% 49.2% Vanguard BlackRock Vanguard BlackRock Fidelity COPY 41.3% 57.2% 50.7% 60.2% 72.6% 71.7% RETURN

— Confidential —

RETURN Shareholder Basis Analysis

Note: COPY's estimated cost basis is based on 23mm of retained shares from their $250mm investment in NCI in 2009 ($1.28) and 39mm of newly issued shares following NCI's merger with Ply Gem ($12.16)

Top 20 Shareholders (Excluding COPY, Golden Gate Capital and Other Insiders)

Shareholder	Mkt. Val ($mm)	% of O/S [1]	Shares Held	Est. Avg. Cost Basis
American Century Investments	$63.9	3.3%	4,184,914	$16.13
BlackRock	59.5	3.1%	3,897,794	14.27
Vanguard	54.4	2.8%	3,566,418	11.41
Barrow, Hanley, Mewhinney & Strauss	42.9	2.2%	2,810,018	16.29
Guardian Point Capital	30.5	1.6%	2,000,000	7.85
Russell Investments	30.0	1.6%	1,968,223	15.93
DNB Asset Management	25.7	1.3%	1,684,037	8.45
Dimensional Fund Advisors	22.6	1.2%	1,479,853	13.73
TIAA	22.0	1.1%	1,442,155	9.51
King Street	21.4	1.1%	1,400,000	15.22
Wolf Hill Capital	19.6	1.0%	1,283,639	10.58
American Beacon Advisors	19.5	1.0%	1,276,594	16.29
State Street Global Advisors	15.1	0.8%	988,796	15.68
RBF Capital	14.7	0.8%	962,997	5.76
Geode Capital Management	14.5	0.8%	948,279	13.39
J. Goldman & Co.	14.0	0.7%	919,882	12.00
Cooper Creek Partners	11.0	0.6%	723,893	15.10
Soviero Asset Management	10.4	0.5%	680,000	16.15
Voss Capital	9.9	0.5%	650,000	14.74
Invesco Capital Management	9.8	0.5%	645,431	16.03
Top 20 Holders (Excl. Insiders)	**$511.4**	**26.6%**	**33,512,956**	**$13.37**
Reference: COPY	$948.3	49.2%	62,143,416	$1.28 / $12.16 [2]

Source: Public filings, CapitalIQ, Wall Street research and FactSet as of December 13, 2021.

Note: Dollars in millions. Cost basis calculated using FIFO method. List of shareholders excludes COPY, Golden Gate Capital and RETURN Executive Chairman James Metcalf.

(1) Based on 126.2mm basic shares outstanding as of November 2, 2021.

(2) Estimated cost basis of 23mm of retained shares from COPY's 2009 investment in NCI is based on NCI's Q3'09 10-Q filing. Estimated cost basis of 39mm of newly issued shares from NCI's merger with Ply Gem is based on NCI's share price of $12.16 as of November 16, 2018 – the last closing price before the merger closed.

CENTERVIEW PARTNERS 12

— Confidential — Centerview’s Updated Preliminary Financial Analysis 3

— Confidential —

Overview of Centerview's Preliminary Financial Analysis

Analysis	Description
Selected Public Company Analysis	▪ Selected publicly-traded comparable companies in the building products sector ▪ Valuation multiples based on Enterprise Value / CY 2022E EBITDA ▪ Multiples applied to RETURN's 2022E EBITDA per Wall Street consensus and RETURN Management Case
Selected Precedent Transactions Analysis	▪ Selected precedent M&A transactions in the building products sector – Includes transactions completed with U.S. targets in the last 5 years (deal size greater than $1bn) ▪ Multiples applied to RETURN's LTM EBITDA as of October 2, 2021
Discounted Cash Flow (DCF) Analysis	▪ Based on RETURN Management Case ▪ Perpetuity growth rate of 1.75% - 2.50% ▪ Weighted average cost of capital ("WACC") range of 10.5% - 12.5%

For Reference Only

Analysis	Description
52-Week Trading Range	▪ RETURN's closing share price trading levels over the last 52 weeks
Analyst Price Targets	▪ Range of current Wall Street analyst price targets for RETURN
Premia Paid Analysis	▪ Range of premia paid on selected take-private transactions – Includes transactions completed with U.S. targets in the last 10 years (deal size between $1bn and $10bn) ▪ Premia applied to RETURN's current share price, 30-day VWAP and 52-week high(1)

Source: Company filings, press releases, CapIQ, FactSet and Management projections provided on December 3, 2021.
Note: Market data as of December 13, 2021.
(1) Based on RETURN's share price of $15.26 as of December 13, 2021, 30-day VWAP of $16.18 and 52-week high of $19.50.

CENTERVIEW PARTNERS 14

15 — Confidential — $16.25 $15.25 $24.50 $22.00 $9.10 $19.00 $17.75 $18.25 $17.75 $23.75 $22.25 $37.25 $34.00 $19.50 $25.00 $22.00 $21.50 $21.75 – $10.00 $20.00 $30.00 $40.00 Source: Management projections provided on December 3, 2021, FactSet as of December 13, 2021 and Wall Street research. Note: Dollars in millions, except per share figures. Implied share prices rounded to the nearest $0.25. Market data as of December 13, 2021. (1) Implied share price calculated as implied enterprise value less $2.4bn of net debt, consisting of $3.1bn of debt and $0.7bn of cash, per RETURN’s Q3’21 10-Q, divided by fully diluted shares outstanding. Fully diluted shares outstanding based on 126.2mm basic shares and 3.2mm stock options with an weighted average exercise price of $8.95. EBITDA is unburdened for stock-based compensation. 52-Week Trading Range Selected Public Comparables Selected Precedent Transactions Implied Share Price(1) LTM (as of 10/02/21) LTM EBITDA: $651mm Multiple: 8.5x - 11.0x Management Case 10.5% - 12.5% WACC 1.75% - 2.50% PGR Closing Price Low - High Management Case 2022E EBITDA: $775mm Multiple: 5.8x - 7.0x Price as of 12/13/21: $15.26 Analyst Price Targets Price Target Low - High For Reference Only DCF Analysis Premia Paid Analysis Implied Price Current Share Price: $15.26 Premium: 16.5% - 43.5% COPY Offer on 11/22/21: $23.00 Preliminary Financial Analysis Implied Price 30-Day VWAP: $16.18 Premium: 13.1% - 33.6% Implied Price 52-Week High: $19.50 Premium: (9.1%) - 12.0% Wall Street Consensus 2022E EBITDA: $748mm Multiple: 5.8x - 7.0x

16 — Confidential — Selected Public Trading Comparables Source: Company filings and FactSet as of December 13, 2021. Note: Dollars in billions. EBITDA is unburdened for stock-based compensation. All figures are based on RETURN fiscal year ending December 31. Companies sorted by equity value. Revenue EBITDA EBITDA Net Equity Enterprise EV / EBITDA Growth Growth Margin Leverage Company Value Value 2022E '21E - '22E '21E - '22E 2022E LTM Owens Corning $9.3 $11.5 5.8x 5% 3% 23% 1.1x Masonite 2.8 3.3 7.0x 7% 12% 17% 1.2x JELD-WEN 2.4 3.8 6.9x 7% 15% 11% 2.9x PGT Innovations 1.3 1.9 8.9x 19% 27% 15% 3.5x American Woodmark 1.1 1.6 8.0x 7% 11% 10% 2.8x Median $2.4 $3.3 7.0x 7% 12% 15% 2.8x RETURN (Consensus) $1.9 $4.4 5.8x 10% 8% 12% 3.5x RETURN (Management Plan) $1.9 $4.4 5.6x 14% 15% 12% 3.5x

— Confidential —

Selected Precedent Transactions

Selected acquisitions of U.S. building products companies over the last 5 years with a deal size greater than $1bn

		Target		EV / LTM		Target's LTM Financials		
Date	Acquiror	Company	EV	Sales	EBITDA	Sales	EBITDA	Margin
7/19/21	Carlisle Companies	Henry	$1,575	3.1x	13.2x	$511	$119	23.3%
6/20/21	Westlake Chemical	Boral's N.A. Building Products	2,150	2.0x	~10.4x(1)	1,100	~206(1)	~19.0%
6/7/21	Nucor	Cornerstone's Insulated Metal Panels	1,000	2.6x	13.3x	389	75	19.3%
11/15/19	ACPI	Masco Cabinetry	1,000	1.1x(2)	9.8x(2)	950(2)	102(2)	10.7%
11/12/19	Saint-Gobain	Continental Building Products	1,434	2.8x	10.4x	514	138	26.8%
7/17/18	NCI	Ply Gem	3,700	1.4x(3)	10.9x(3)	2,649(3)	341(3)	12.9%
1/31/18	CD&R	Ply Gem	2,400	1.2x	9.7x	2,056	246	12.0%
12/1/17	American Woodmark	RSI Home Products	1,075	1.9x	8.7x	560	123	22.0%
Median				***1.9x***	***10.4x***			***19%***
Mean				***2.0x***	***10.8x***			***18%***

Source: Company press releases, news articles, Wall Street research, CapIQ and FactSet.
Note: EBITDA is unburdened for stock-based compensation. Transaction multiples represent approximate figures due to lack of disclosures. Multiples are on LTM basis unless otherwise noted.
(1) Reflects midpoint of Westlake's disclosure on acquisition call. Stock-based compensation reflects segment's sales contribution.
(2) Represents FY'18A figures. Stock-based compensation reflects segment's sales contribution.
(3) Represents FY'18E figures per merger proxy. Assumes stock-based compensation reflects FY'17A stock-based compensation as a percentage of FY'17A sales.

Centerview Partners 17

— Confidential —

Discounted Cash Flow Analysis – Management Case

Unlevered Free Cash Flow Build

($ in millions)	Q4 2021E	2022E	2023E	2024E	2025E	2026E	Terminal Year
	Fiscal Year Ended December 31,						
Revenue	**$1,430**	**$6,235**	**$6,562**	**$6,572**	**$6,660**	**$6,972**	**$6,972**
% Growth	*20%*	*14%*	*5%*	*0%*	*1%*	*5%*	
Adj. EBITDA (less: SBC)[1]	**$174**	**$755**	**$852**	**$878**	**$920**	**$1,007**	**$1,007**
% Margin	*12%*	*12%*	*13%*	*13%*	*14%*	*14%*	*14%*
(Less): D&A[2]	(65)	(284)	(289)	(293)	(296)	(301)	(174)
EBIT	**$110**	**$471**	**$563**	**$585**	**$623**	**$706**	**$833**
(Less): Taxes	(25)	(141)	(169)	(176)	(187)	(212)	(250)
NOPAT	**$84**	**$329**	**$394**	**$410**	**$436**	**$494**	**$583**
Plus: D&A[2]	65	284	289	293	296	301	174
Plus / (Less): Change in NWC	41	(83)	30	49	24	(9)	(16)
(Less): CapEx	(24)	(156)	(164)	(164)	(166)	(174)	(174)
Plus: Cash Settlement (tax adj.)	--	53	--	--	--	--	--
Unlevered Free Cash Flow	**$165**	**$427**	**$549**	**$587**	**$590**	**$612**	**$567**

Implied Share Price

Discount Rate	Perpetuity Growth Rate 1.75%	2.13%	2.50%
10.5%	$30.75	$32.25	$34.00
11.5%	26.00	27.00	28.50
12.5%	22.00	23.00	24.00

Implied Terminal Multiple

Discount Rate	Perpetuity Growth Rate 1.75%	2.13%	2.50%
10.5%	6.4x	6.7x	7.1x
11.5%	5.8x	6.0x	6.3x
12.5%	5.2x	5.4x	5.7x

Source: Management projections provided on December 3, 2021.
Note: Dollars in millions, except per share items. Implied share prices rounded to nearest $0.25.
(1) Adjusted EBITDA includes stock-based compensation as a cash expense.
(2) D&A includes ~$180mm of amortization through 2026. Terminal year assumes D&A equal to CapEx going forward.

Centerview Partners 18

— Confidential — Appendix Supplementary Materials

20 — Confidential — NTM EV / EBITDA Multiple RETURN Current (5.8x) 3-Yr RETURN Average (6.9x) Illustr. Cost Undiscounted Future Share Price (2022E) of Equity $25.35 $32.80 13.5% $22.20 $28.70 15.5% 21.80 28.20 17.5% 21.40 27.70 $21.40 $21.80 $15.26 $27.70 $27.35 $10 $20 $30 $40 $50 Current 2022 2023 $25.35 $30.35 $15.26 $32.80 $38.05 $10 $20 $30 $40 $50 Current 2022 2023 Illustrative Future Share Price Present Value of Illustrative Future Share Price(3) Source: FactSet as of December 13, 2021 and Management projections provided on December 3, 2021. Note: Diluted shares in millions. Future share prices as of year-end. Share prices rounded to nearest $0.05. (1) NTM multiple based on RETURN 3-year average. (2) Reflects Wall Street consensus. (3) Illustrative future share price discounted at 17.5% based on RETURN’s cost of equity per RETURN observed figures. Present Value of YE 2022 Share Price Sensitivity RETURN Mgmt. Plan at Current 5.8x NTM Multiple RETURN Mgmt. Plan at 3-Year Avg. 6.9x NTM Multiple(1) Memo: NTM EBITDA $745 $872 $898 Net Debt 2,410 1,860 1,376 Dil. Shares 127.5 127.5 127.5 Future Share Price Breakeven Analysis: Management Case Analysis represents illustrative future share price assuming a range of EV / NTM EBITDA multiples applied to RETURN Management Case projections (2)

— Confidential —

Take-Private Considerations

Key Assumptions

- Potential sponsor value will be based on the projections they are willing to underwrite
- Sponsor projections may include additional value levers, with varying degrees of achievability as a private company:
  - Portfolio rationalization
  - Organic investment / cost-saving initiatives
  - Synergistic M&A
  - Business opportunities or synergistic combination with portfolio asset(s)

Illustrative Sources & Uses

Reflects Offer Price of $23.00 per Share, 6.0x Pro Forma Net Debt and Minimum Cash of $50mm

Sources

	Rate	(x) EBITDA	$mm	% of Total
Rollover of Existing Term Loan[1]	L + 3.25%	2.6x	$1,724	32%
Rollover of Existing Senior Notes	6.125%	0.7x	500	9%
New Unsecured Notes	8.00%	2.8x	1,875	35%
Sponsor Equity	--	1.7x	1,173	22%
RETURN Cash on Hand[1]	--	0.1x	50	1%
Total Sources		**7.9x**	**$5,322**	**100%**

Uses

	(x) EBITDA	$mm	% of Total
Equity Value ($23.00 Offer Price)	4.4x	$2,948	55%
Rollover of Existing RETURN Debt[1][2]	3.3x	2,224	42%
Transaction / Financing Fees	0.1x	100	2%
Minimum Cash	0.1x	50	1%
Total Uses	**7.9x**	**$5,322**	**100%**

Ability-to-Pay Analysis (Implied Share Price)

Assumes Exit at Year-End 2026E

Management Case

	Exit Multiple		
Target IRR	**5.75x**	**6.38x**	**7.00x**
15.0%	$30.00	$32.50	$35.25
17.5%	28.25	30.75	33.00
20.0%	27.00	29.00	31.00
22.5%	25.50	27.50	29.50
25.0%	24.50	26.25	28.00

Source: Management projections provided on December 3, 2021.
Note: Dollars in millions, except per share values. Implied share prices rounded to the nearest $0.25.
(1) Assumes debt paydown of $830mm from cash on hand.
(2) Projected as of December 31, 2021.

CENTERVIEW PARTNERS 21

22 — Confidential — COPY 11/22 Metric Current Proposal Illustrative Offer Price per Share Offer Price $15.26 $23.00 $23.50 $24.00 $24.50 $25.00 $25.50 $26.00 $26.50 $27.00 Implied Premium / (Discount) vs. Current $15.26 --% 50.7% 54.0% 57.3% 60.6% 63.8% 67.1% 70.4% 73.7% 76.9% vs. 52-Week High $19.50 (21.7%) 17.9% 20.5% 23.1% 25.6% 28.2% 30.8% 33.3% 35.9% 38.5% vs.52-Week Low $9.10 67.7% 152.7% 158.2% 163.7% 169.2% 174.7% 180.2% 185.7% 191.2% 196.7% vs. 30-Day VWAP $16.18 (5.7%) 42.2% 45.3% 48.4% 51.5% 54.5% 57.6% 60.7% 63.8% 66.9% vs. 90-Day VWAP $15.73 (3.0%) 46.2% 49.4% 52.5% 55.7% 58.9% 62.1% 65.2% 68.4% 71.6% vs. 1-Year VWAP $13.12 16.3% 75.3% 79.1% 82.9% 86.8% 90.6% 94.4% 98.2% 102.0% 105.8% (x) DSO 127.5 128.2 128.2 128.2 128.3 128.3 128.3 128.3 128.3 128.4 Equity Value $1,946 $2,948 $3,013 $3,078 $3,142 $3,207 $3,272 $3,337 $3,401 $3,466 (+) Debt 3,087 3,087 3,087 3,087 3,087 3,087 3,087 3,087 3,087 3,087 (-) Cash (677) (677) (677) (677) (677) (677) (677) (677) (677) (677) Enterprise Value $4,356 $5,358 $5,423 $5,487 $5,552 $5,617 $5,682 $5,746 $5,811 $5,876 Implied EV / EBITDA Multiples 2021E $675 6.5x 7.9x 8.0x 8.1x 8.2x 8.3x 8.4x 8.5x 8.6x 8.7x 2022E 775 5.6x 6.9x 7.0x 7.1x 7.2x 7.2x 7.3x 7.4x 7.5x 7.6x 2021E $690 6.3x 7.8x 7.9x 8.0x 8.0x 8.1x 8.2x 8.3x 8.4x 8.5x 2022E 748 5.8x 7.2x 7.2x 7.3x 7.4x 7.5x 7.6x 7.7x 7.8x 7.9x Consensus Mgmt. Case RETURN Analysis at Various Prices Source: Management projections, company filings, Wall Street research and FactSet as of December 13, 2021. Note: Dollars in millions, except per share values.

23 — Confidential — Fiscal Year Ending December 31, 2021E 2022E 2023E 2024E 2025E 2026E Net Sales $5,458 $6,235 $6,562 $6,572 $6,660 $6,972 % Growth 22% 14% 5% 0% 1% 5% Gross Profit $1,149 $1,267 $1,412 $1,474 $1,570 $1,723 % Margin 21% 20% 22% 22% 24% 25% Operating Income $385 $469 $561 $583 $621 $704 % Margin 7% 8% 9% 9% 9% 10% Net Income $137 $277 $310 $352 $398 $467 % Margin 3% 4% 5% 5% 6% 7% Diluted Earnings per Share $1.08 $2.18 $2.45 $2.78 $3.14 $3.68 Adjusted EBITDA (pre-SBC) $675 $775 $872 $898 $940 $1,027 % Margin 12% 12% 13% 14% 14% 15% Unlevered Free Cash Flow $251 $427 $549 $587 $590 $612 % Margin 5% 7% 8% 9% 9% 9% Source: Management projections provided on December 3, 2021. Note: Dollars in millions, except per share figures. (1) Excludes $865mm gain on sale of IMP and DBCI business units. (2) Includes stock-based compensation as an expense. (3) Includes a $75mm payment from a settlement agreement filed on August 25, 2021 between parties to a class action complaint filed on November 14, 2018. The settlement remains subject to court approval. RETURN’s counsel believes that the likelihood of approval of the settlement is over 95%. (2) (3) RETURN Management Case (1) (1) (1)

— Confidential —

RETURN Management Case Segment Detail

	Fiscal Year Ending December 31,						CAGR	
	2021E	2022E	2023E	2024E	2025E	2026E	'21E-'23E	'21E-'26E
Windows Segment	$2,488	$2,836	$2,966	$2,899	$3,015	$3,159	9%	5%
% Growth	*19%*	*14%*	*5%*	*(2%)*	*4%*	*5%*		
Commercial Segment	1,584	1,961	2,063	2,155	2,039	2,090	14%	6%
% Growth	*31%*	*24%*	*5%*	*4%*	*(5%)*	*2%*		
Siding Segment	1,386	1,641	1,736	1,720	1,808	1,926	12%	7%
% Growth	*20%*	*18%*	*6%*	*(1%)*	*5%*	*7%*		
Corporate Risk Adjustment	--	(203)	(203)	(203)	(203)	(203)		
Total Net Sales	**$5,458**	**$6,235**	**$6,562**	**$6,572**	**$6,660**	**$6,972**	**10%**	**5%**
% Growth	*22%*	*14%*	*5%*	*0%*	*1%*	*5%*		
Windows Segment	$479	$557	$626	$648	$717	$795	14%	11%
% Margin	*19%*	*20%*	*21%*	*22%*	*24%*	*25%*		
Commercial Segment	371	406	447	482	476	510	10%	7%
% Margin	*23%*	*21%*	*22%*	*22%*	*23%*	*24%*		
Siding Segment	381	438	477	485	521	566	12%	8%
% Margin	*28%*	*27%*	*27%*	*28%*	*29%*	*29%*		
Corporate Risk Adjustment	(82)	(134)	(137)	(141)	(144)	(148)		
Total Gross Profit	**$1,149**	**$1,267**	**$1,412**	**$1,474**	**$1,570**	**$1,723**	**11%**	**8%**
% Margin	*21%*	*20%*	*22%*	*22%*	*24%*	*25%*		
Windows Segment	$295	$360	$408	$420	$466	$519	18%	12%
% Margin	*12%*	*13%*	*14%*	*14%*	*15%*	*16%*		
Commercial Segment	234	264	291	311	297	313	12%	6%
% Margin	*15%*	*13%*	*14%*	*14%*	*15%*	*15%*		
Siding Segment	278	324	352	353	376	406	12%	8%
% Margin	*20%*	*20%*	*20%*	*21%*	*21%*	*21%*		
Corporate Risk Adjustment	(133)	(172)	(179)	(186)	(199)	(211)		
Total Adj. EBITDA	**$675**	**$775**	**$872**	**$898**	**$940**	**$1,027**	**14%**	**9%**
% Growth	*22%*	*15%*	*12%*	*3%*	*5%*	*9%*		
% Margin	*12%*	*12%*	*13%*	*14%*	*14%*	*15%*		

Source: Management projections provided on December 3, 2021.
Note: Dollars in millions. EBITDA excludes stock based compensation.

CENTERVIEW PARTNERS
24

25 — Confidential — CY ’21E–’22E Rev. Growth CY ’22E EBITDA Margin CY ’21E–’22E EBITDA Growth Benchmarking RETURN’s Financial Metrics vs. Peers Source: Company filings, Management projections and FactSet as of December 13, 2021. Management Case based on Management projections provided on December 3, 2021. Note: Percentiles exclude RETURN. EBITDA is unburdened for stock-based compensation. Net leverage based on LTM values. Management Case Peers RETURN Per Management Projections RETURN (Consensus) RETURN (Consensus) RETURN (Consensus) Peer Mean 25th Percentile Peer Median 75th Percentile Net Leverage RETURN (Consensus) Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile Management Case Management Case 2.9x 2.3x 2.8x 1.2x 3.5x 3.5x 2.9x 2.8x 1.2x 1.1x 17% 15% 15% 11% 23% 17% 15% 12% 11% 10% 12% 15% 14% 12% 11% 27% 15% 12% 11% 8% 3% 15% 7% 9% 7% 7% 19% 10% 7% 7% 7% 5% 14% N / A Management Case

26 — Confidential — CY ’19A–’21E Revenue CAGR CY ’19A-’21E EBITDA Margin Change (bps) CY ’19A–’21E EBITDA CAGR Benchmarking RETURN’s Financial Metrics vs. Peers (Cont.) Source: Company filings, Management projections and FactSet as of December 13, 2021. Management Case based on Management projections provided on December 3, 2021. Note: Percentiles exclude RETURN. EBITDA is unburdened for stock-based compensation. PGT Innovations’ financials are pro forma for the acquisitions of NewSouth Window Solutions and Anlin Windows and Doors. Management Case Peers RETURN Per Management Projections RETURN (Consensus) RETURN (Consensus) RETURN (Consensus) Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile Peer Mean 25th Percentile Peer Median 75th Percentile Management Case Management Case 10% 9% 8% 6% 17% 10% 9% 8% 6% 5% 8% 21% 9% 7% 7% 22% 21% 15% 7% 7% (14%) 14% +300 +7 +36 (265) +458 +300 +127 +36 (265) (491) +122

27 — Confidential — $0 $5 $10 $15 $20 $25 $30 $35 Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Historical Multiples L5Y L3Y LTM Mean Mean Mean Current RETURN 7.1x 6.9x 6.9x 5.8x Peers 8.0x 7.7x 7.8x 7.4x Δ vs. Peers (0.8x) (0.8x) (0.9x) (1.5x) 4.0x 6.0x 8.0x 10.0x 12.0x Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Historical RETURN Trading and Valuation vs. Peers Source: FactSet and Wall Street research as of December 13, 2021. Note: EBITDA is unburdened for stock-based compensation. Peers consist of American Woodmark, Jeld-Wen, Masonite International, Owens Corning and PGT Innovations. RETURN Valuation vs. Peers (EV / NTM EBITDA) 5.8x 7.4x 7.7x 8.3x Current: $15.26 (3%) COPY Offer: $23.00 +56% RETURN Share Price Performance vs. Peers Peer Group Mean RETURN Δ vs. Peers Δ: (0.6x) Δ: (1.5x) Historical Returns L5Y L3Y YTD RETURN (3%) +47% +64% Peers +56% +93% +10%

28 — Confidential — (3.4x) +0.1x +0.5x (1.0x) (2.1x) +0.9x +0.1x +1.2x (6%) 311% 215% 107% (48%) (43%) (92%) (42%) Benchmarking Performance in Recessions vs. Recovery Cycles Source: FactSet as of December 13, 2021. Note: Great Recession reflects Dec. 1, 2007 – July 1, 2009. Post Great Recession reflects Jan. 1, 2010 – Jan. 1, 2020. COVID Recession reflects Feb. 19, 2020 – May 1, 2020. Post COVID Recession reflects May 1, 2020 – Current. (1) Book value per share decreased from $7.46 as of December 31, 2019 to $2.76 as of April 4, 2020 due to an increase in accumulated deficit. Accumulated deficit totaled ~$281mm as of December 31, 2019 and ~$824mm as of April 4, 2020. (2) Peers consist of American Woodmark, Jeld-Wen, Masonite, Owens Corning and PGT Innovations. Total Shareholder Return Change in Price / Book Value Recession Cycles Recovery Cycles “Great Recession” “COVID Recession” Post “Great Recession” Post “COVID Recession” RETURN Peer Median(2) Book value decreased by ~60% due to a large increase in accumulated deficit(1)

29 — Confidential — 26% 24% 19% 16% (10%) 5% (38%) (9%) Benchmarking Performance in Recessions vs. Recovery Cycles (Cont.) Revenue CAGR Source: FactSet as of December 13, 2021. Note: Great Recession reflects Dec. 1, 2007 – July 1, 2009. Post Great Recession reflects Jan. 1, 2010 – Jan. 1, 2020. COVID Recession reflects Feb. 19, 2020 – May 1, 2020. Post COVID Recession reflects May 1, 2020 – Current. (1) Peers consist of American Woodmark, Jeld-Wen, Masonite, Owens Corning and PGT Innovations. RETURN Peer Median(1) 7% 11% 8% 4% 12% 16% 13% 15% Avg. EBITDA Margin Recession Cycles Recovery Cycles “Great Recession” “COVID Recession” Post “Great Recession” Post “COVID Recession”

30 — Confidential — – $10.00 $20.00 $30.00 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Outlook Valuation 2022E '20A-'22E % Prem. EV / 2022E 2022E EBITDA EBITDA Broker Price Target To Current Base Year EBITDA Revenue EBITDA Margin CAGR 64% 2022E 7.7x $6,109 $748 12.2% 11.0% 64% 2022E 7.5x 5,867 735 12.5% 10.1% 51% 2022E 6.5x 6,119 767 12.5% 12.4% 25% 2022E 7.0x 5,706 731 12.8% 9.7% Median 57% 7.3x $5,988 $742 12.5% 10.6% Operating Metrics $25 $25 $23 $19 $24 Current Analyst Perspectives on RETURN RETURN Analyst Sentiment Over Time Buy Hold Buy Hold Sell RETURN Share Price Median Price Target $24.00 $15.26 (1) Source: Wall Street research as of December 13, 2021. (1) Based on RETURN’s share price of $15.26 as of December 13, 2021.

— Confidential —

Premia Paid Analysis

Premiums paid in precedent transactions

Go-Private Premiums(1)

Implied RETURN Share Price(3)

	25th Percentile	Median	Mean	75th Percentile	90th Percentile
Implied RETURN Share Price(3)	$17.77	$19.29	$20.05	$21.90	$24.45
52-Week High(4)	$17.74			$21.84	
30-Day VWAP(5)	$18.30			$21.61	
Premium	16.5%	26.4%	31.4%	43.5%	60.2%


16.5%
26.4%
31.4%
43.5%
60.2%
25th Percentile
Median
Mean
75th Percentile
90th Percentile

All-Cash Premiums(2)

Implied RETURN Share Price(3)

	25th Percentile	Median	Mean	75th Percentile	90th Percentile
Implied RETURN Share Price(3)	$18.12	$19.90	$21.12	$23.08	$26.40
52-Week High(4)	$19.36			$23.59	
30-Day VWAP(5)	$19.29			$23.68	
Premium	18.7%	30.4%	38.4%	51.2%	73.0%


18.7%
30.4%
38.4%
51.2%
73.0%
25th Percentile
Median
Mean
75th Percentile
90th Percentile

Source: FactSet as of December 13, 2021.

Note: Includes complete and pending transactions. Excludes finance, real estate and insurance targets, as well as transactions with premiums greater than 200%.

(1) Premium to unaffected share price for go-privates over the last 10 years involving U.S. public companies $1-10bn in transaction value.

(2) Premium to unaffected share price for all-cash transactions over the last 10 years involving U.S. public companies $1-10bn in transaction value.

(3) Based on RETURN's share price of $15.26 as of December 13, 2021.

(4) Represents implied share prices based on RETURN's 52-week high share price of $19.50 and related 25th and 75th percentile premiums for precedent transactions.

(5) Represents implied share prices based on RETURN's 30-day VWAP of $16.18 and related 25th and 75th percentile premiums for precedent transactions..

CENTERVIEW PARTNERS

31

32 — Confidential — Debt / Unlevered Beta Equity 1.10 1.15 1.20 1.25 1.30 10% 11.0% 11.3% 11.7% 12.0% 12.4% 20% 10.8% 11.1% 11.5% 11.8% 12.2% 30% 10.6% 11.0% 11.3% 11.6% 12.0% 40% 10.5% 10.8% 11.1% 11.5% 11.8% 50% 10.3% 10.7% 11.0% 11.3% 11.7% 60% 10.2% 10.6% 10.9% 11.2% 11.6% Weighted Average Cost of Capital Analysis – RETURN Selected Public Companies Illustrative WACC Illustrative WACC Sensitivity Source: Public company filings, Wall Street research, Bloomberg, S&P Capital IQ and FactSet as of December 13, 2021. Note: Dollars in millions. Companies sorted by market cap. (1) Represents adjusted two-year weekly beta relative to S&P 500. (2) Unlevered Beta equals (Levered Beta / (1 + (1 - Tax Rate) * (Debt / Equity)). Tax rate used is 25%. (3) Reflects median for Peer Observed. (4) Levered Beta equals (Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)). Tax rate used is 25%. (5) Reflects yield on 20-year U.S. Treasury. (6) Reflects U.S. long-horizon equity risk premium per Duff & Phelps 2021 valuation handbook. (7) Reflects size premium for companies with market capitalizations between ~$1,592mm and ~$2,445mm per Duff & Phelps 2021 valuation handbook. (8) Peer Observed pre-tax cost of debt is based on the BB U.S. high-yield index effective yield per St. Louis Fed. RETURN Observed pre-tax cost of debt is based on yield to worst of RETURN’s senior notes due 2029. (9) WACC equals ((Debt / Capitalization * After-Tax Cost of Debt) + (Equity / Capitalization * Cost of Equity)). Market Debt Debt / Beta Company Cap ($mm) ($mm) Equity Levered(1) Unlevered(2) Owens Corning $9,330 $3,095 33% 1.45 1.16 Masonite 2,784 878 32% 1.57 1.27 JELD-WEN 2,391 1,822 76% 1.85 1.18 PGT Innovations 1,259 635 50% 1.51 1.10 American Woodmark 1,078 506 47% 1.70 1.25 75th Percentile 50% 1.70 1.25 Mean 48% 1.61 1.19 Median 47% 1.57 1.18 25th Percentile 33% 1.51 1.16 RETURN $1,946 $3,087 159% 2.00 0.91 Peer RETURN Observed Observed Unlevered Beta(3) 1.18 0.91 Debt / Equity(3) 47% 159% Levered Beta(4) 1.590 1.997 Risk-Free Rate(5) 1.9% 1.9% Market Risk Premium(6) 7.3% 7.3% Market Size Premium(7) 1.4% 1.4% Cost of Equity 14.7% 17.7% Pre-Tax Cost Of Debt(8) 3.56% 4.11% Tax Rate 25.0% 25.0% After-Tax Cost Of Debt 2.7% 3.1% % Equity 68.1% 38.7% % Debt 31.9% 61.3% Estimated WACC(9) 10.9% 8.7% For Reference Only